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                    Skadden, Arps, Slate, Meagher & Flom LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 735-3000

                                                                     EXHIBIT 8.2

                                                               December 22, 1998

First Brands Corporation
83 Wooster Heights Road
P.O. Box 1911
Danbury, CT 06813

Gentlemen:

    You have requested our opinion regarding the discussions of the material United States Federal income tax consequences under the captions "SUMMARY--The Merger--Material Federal Income Tax Consequences" and the "THE MERGER--Material Federal Income Tax Consequences" in the combined Proxy Statement of First Brands Corporation ("First Brands") and Prospectus of the Clorox Company ("Clorox") which is included (the "Proxy Statement/Prospectus") in the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Pennant, Inc. ("Merger Sub"), a direct wholly-owned subsidiary of Clorox, with and into First Brands, with First Brands being the surviving corporation in the Merger. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

    In rendering our opinion, we have reviewed the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the materials or authorities upon which our opinion is based could affect our conclusions stated herein.

    Based upon the foregoing, it is our opinion that the statements made under the captions "SUMMARY--The Merger--Material Federal Income Tax Consequences" and "THE MERGER--Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects. There can be no assurance that contrary positions may not be asserted by the IRS.

    This opinion is being furnished in connection with the Proxy
Statement/Prospectus. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any variation or difference in any fact from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

    In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the caption "THE MERGER--Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/ SKADDEN, ARPS, SLATE, MEAGHER &
                                          FLOM LLP